Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Nano Dimension Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 5.00 per share, represented by American Depositary Shares (1)	Rule 457(c)	(4)	(4)	$500,000,000	$0.0001476	$73,800
Fees Previously Paid	-	-	-	-	-	-	-	-

	Total Offering Amounts					$500,000,000		$73,800
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$73,800

(1)	The Ordinary Shares will be represented by American Depositary Shares, or ADSs, each of which currently represents one Ordinary Share. A separate Registration Statement on Form F-6 (Registration No. 333-204797) has been filed for the registration of ADSs issuable upon deposit of the Ordinary Shares.

(2)	There are being registered under this registration statement such indeterminate number of ADSs, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $500,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ADSs being registered hereunder include such indeterminate number of ADSs as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act.